CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" and "Financial Information" in the Statement of Additional Information in Post-Effective Amendment Number 29 to the Registration Statement (Form N-1A, No. 33-21321) of Hibernia Funds, and to the incorporation by reference of our reports dated October 8, 2004 for Hibernia Capital Appreciation Fund, Hibernia Louisiana Municipal Income Fund, Hibernia Mid Cap Equity Fund, Hibernia Total Return Bond Fund, Hibernia U.S. Government Income Fund, Hibernia Cash Reserve Fund and Hibernia U.S. Treasury Money Market Fund (the seven series constituting Hibernia Funds) included in the August 31, 2004 Annual Reports to Shareholders of Hibernia Funds, respectively.



                                                               ERNST & YOUNG LLP


Boston, Massachusetts
October 27, 2004